Exhibit 14(d)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of FS Investment Corporation of our report dated April 13, 2018 relating to the financial statements of Hilding Anders Holdings 3 AB, which appear in Corporate Capital Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Öhrlings PricewaterhouseCoopers AB

Malmö, Sweden

July 25, 2018